Providence Service Corporation Reports First Quarter 2018 Results

Highlights for the First Quarter of 2018:

•	Revenue from continuing operations of $406.0 million, a 1.6% increase from the first quarter of 2017

•	Income from continuing operations, net of tax, of $5.7 million, or $0.29 per diluted common share, compared to $1.9 million, or $0.03 per diluted common share, in the first quarter of 2017

•	Adjusted Net Income of $10.7 million, a 61.5% increase from the first quarter of 2017; Adjusted EPS of $0.63, an 80.0% increase from the first quarter of 2017

•	Adjusted EBITDA of $19.3 million, a 24.0% increase from the first quarter of 2017

•	Adopted new revenue recognition standard resulting in unfavorable impact to revenue and earnings

•	Repurchased 589 thousand shares from January 1, 2018 through May 7, 2018

•	Matrix completed the acquisition of HealthFair

•	Announced organizational consolidation plan to strengthen operational effectiveness

STAMFORD, CT – May 9, 2018 – The Providence Service Corporation (the “Company” or “Providence”) (Nasdaq: PRSC), today reported financial results for the three months ended March 31, 2018.

“The first quarter saw us continue with our positive earnings momentum and has given us a strong start to 2018,” stated Carter Pate, Interim Chief Executive Officer. He continued, “We produced another quarter of excellent financial results while also announcing an organizational consolidation plan to better focus our capital deployment and strategic resources on our core asset, LogistiCare. During the quarter, NET Services was focused on multiple new contract implementations and continued to progress its critical value enhancement initiatives aimed at decreasing transportation and call center costs while also improving the quality of its service offerings. Within WD Services, we successfully launched each of our Work and Health Program contracts and our underlying profitability was solid despite seeing a negative impact from adoption of the new revenue recognition standard. Lastly our Matrix Investment experienced strong year-over-year revenue growth while also beginning the process of integrating HealthFair. This great start to the year across all of our businesses gives us greater confidence in achieving our full year goals."

First Quarter 2018 Results

For the first quarter of 2018, the Company reported revenue from continuing operations of $406.0 million, an increase of 1.6% from $399.5 million in the first quarter of 2017. As previously disclosed, the Company adopted the new revenue recognition standard in the first quarter of 2018, resulting in a negative impact to revenue of $9.3 million versus the prior standard. In addition, WD Services benefited from favorable exchange rates, which provided a positive revenue impact of $6.4 million.

Income from continuing operations, net of tax, in the first quarter of 2018 was $5.7 million, or $0.29 per diluted common share, compared to $1.9 million, or $0.03 per diluted common share, in the first quarter of 2017. Income from continuing operations, net of tax, in the first quarters of 2018 and 2017 includes restructuring and related charges of $2.9 million and $2.4 million, respectively. Adjusted Net Income in the first quarter of 2018 was $10.7 million, or $0.63 per diluted common share, compared to $6.6 million, or $0.35 per diluted common share, in the first quarter of 2017.

Segment-level Adjusted EBITDA was $26.7 million in the first quarter of 2018, compared to $22.5 million in the first quarter of 2017. Adjusted EBITDA was $19.3 million in the first quarter of 2018, compared to $15.6 million in the first quarter of 2017.

In the first quarter 2018 the new revenue recognition standard resulted in a negative impact to operating income and Adjusted EBITDA of $3.5 million versus the prior standard. Income from continuing operations, net of tax, earnings per share, and Adjusted EPS were also negatively impacted by the adoption.

Share Repurchases

From January 1 2018, through May 7, 2018, the Company repurchased 589,000 shares of common stock for $37.4 million, or for an average price of $63.46 per share.

As previously announced, on April 3, 2018, the Company's Board of Directors amended the Company's ongoing stock repurchase program to add an additional $78 million of capacity and extend the expiration date of the program from December 31, 2018 to June 30, 2019. As of May 7, 2018, the Company has approximately $99.5 million of share repurchase availability under its share repurchase program.

Since beginning to repurchase shares in the fourth quarter of 2015 through May 7, 2018, the Company has repurchased 3.6 million shares of common stock, or approximately 22% of the Company’s common stock outstanding at the beginning of the fourth quarter of 2015, for $170.2 million, or for an average price of $47.18 per share.

Organizational Consolidation

As previously announced on April 11, 2018, we are currently in the process of an organizational consolidation to integrate substantially all activities and functions performed at the corporate holding company level into LogistiCare. We anticipate the organizational consolidation will result in a more streamlined company structure with greater operational and strategic alignment and better able to pursue both organic and inorganic growth initiatives. This strategic process is expected to take approximately 12 months to complete, over which time implementation costs will negatively impact earnings but once complete is expected to generate annual savings of at least $10 million. In furtherance of our efforts to create this more streamlined organizational structure and allow us to more effectively deploy capital and focus strategic resources towards the significant growth opportunities available to LogistiCare, we are also exploring strategic alternatives in regards to our WD Services segment, which may involve a sale transaction of the segment.

Segment Results

For analysis purposes, the Company provides revenue, expenses, operating income (loss), income (loss) from continuing operations, net of taxes, and Adjusted EBITDA on a segment basis. Segment results include revenue and expenses incurred by each segment, as well as an allocation of certain direct expenses incurred by Corporate and Other on behalf of the segment. No direct cash expenses were incurred by Corporate on behalf of the Matrix Investment segment. The activities reflected in Corporate and Other include executive, accounting, finance, internal audit, tax, legal, public reporting, certain strategic and corporate development functions and the results of the Company’s captive insurance company.

NET Services

NET Services revenue was $336.7 million for the first quarter of 2018, an increase of 3.9% from $324.0 million in the first quarter of 2017. Operating income was $19.6 million, or 5.8% of revenue, in the first quarter of 2018, compared to $11.8 million, or 3.6% of revenue, in the first quarter of 2017. Included in NET Services operating income in the first quarters of 2018 and 2017 were $0.8 million and $1.3 million, respectively, of restructuring and related charges. NET Services Adjusted EBITDA was $23.9 million, or 7.1% of revenue, in the first quarter of 2018, compared to $16.3 million, or 5.0% of revenue, in the first quarter of 2017. First quarter 2018 revenue includes a negative impact of $3.9 million from the adoption of the new revenue recognition standard, as the accounting for one contract changed from a gross basis to net basis. This change had no impact to NET Services operating income or Adjusted EBITDA.

The year-over-year increase in NET Services revenue was primarily due to the impact of numerous new contracts, including new managed care organization ("MCO") contracts in Indiana and New York and new state contracts in Texas. Increased membership and rates across various existing contracts also positively impacted revenue in the first quarter of 2018. These increases to revenue were partially offset by the ending of state contracts in New York and Connecticut and certain of our MCO contracts in Florida as well as reduced membership under our renewed state contract in Virginia. NET Services Adjusted EBITDA margins in the first quarter of 2018 benefited from the favorable resolution of contractual adjustments and retrospective rate adjustments as well as lower transportation costs on a per trip basis due to our value enhancement activities, partially offset by higher utilization across certain contracts and the ending of our state contract in New York.

WD Services

WD Services revenue was $69.4 million for the first quarter of 2018, a decrease of 8.1% from $75.5 million in the first quarter of 2017. Operating loss was $2.0 million in the first quarter of 2018 compared to income of $2.2 million in the first quarter of 2017. Included within WD Services operating income (loss) in the first quarters of 2018 and 2017 were restructuring and related costs of $1.6 million and $1.1 million, respectively. WD Services Adjusted EBITDA was $2.8 million, or 4.1% of revenue, in the first quarter of 2018 compared to Adjusted EBITDA of $6.3 million, or 8.3% of revenue, in the first quarter of 2017. First quarter 2018 revenue reflects a $5.4 million negative impact on revenue and a $3.5 million negative impact on operating income and Adjusted EBITDA as a result of the adoption of the new revenue recognition standard. WD Services benefited from favorable exchange rates in the first quarter of 2018, which provided a positive revenue impact of $6.4 million, although only a small impact on Adjusted EBITDA. Excluding the impact of currency exchange rates, revenue declined 16.7% in the first quarter of 2018 versus the first quarter of 2017.

The year-over-year decrease in WD Services revenue in the first quarter of 2018, on a constant currency basis and excluding the negative impact of the adoption of the new revenue recognition standard, was primarily due to the anticipated decline in Work Program revenues, partially offset by the launch of the Work and Health Program and growth in health services revenue in the UK. Excluding the negative impact of the adoption of the new revenue recognition standard, WD Services first quarter 2018 Adjusted EBITDA as a percentage of revenue was in line with the first quarter of 2017. The first quarter of 2017 included a favorable Adjusted EBITDA impact of $5.2 million related to the finalization of a contractual adjustment, whereas the first quarter of 2018 included a favorable impact of only $1.1 million related to contractual adjustments. This net reduction in income was offset by payroll savings generated by our Ingeus Futures restructuring programs.

Corporate and Other

Corporate and Other incurred a $7.9 million operating loss in the first quarter of 2018 compared to an operating loss of $7.2 million in the first quarter of 2017. Included within Corporate and Other operating loss in the first quarter of 2018 were restructuring and related costs of $0.4 million related to the consolidation of the holding company structure into LogistiCare. Corporate and Other Adjusted EBITDA was negative $7.4 million in the first quarter of 2018 compared to negative $7.0 million in the first quarter of 2017.

This increase in Corporate and Other's Adjusted EBITDA loss was primarily due to an increase in cash settled stock-based compensation expense of $1.1 million, as a result of a more significant increase in the Company’s stock price in the first quarter of 2018 as compared to the first quarter of 2017.

Matrix Investment (Equity Investment)

For the three months ended March 31, 2018, Providence recorded a loss in equity earnings of $2.3 million related to its Matrix Investment compared to a loss of $0.7 million for the first quarter of 2017.

As Providence’s interest in Matrix is accounted for as an equity method investment, the following numbers are not included within the Company’s consolidated results of operations. For the first quarter of 2018, Matrix’s revenue was $67.4 million, an increase of 20.7% from $55.9 million in the first quarter of 2017. Matrix’s operating loss was $0.8 million, for the first quarter of 2018, compared to income of $1.0 million, for the first quarter of 2017. Included within Matrix’s operating loss in the first quarter of 2018 were $3.1 million of management fees paid to Matrix shareholders and transaction costs of $2.2 million related to the acquisition of HealthFair. Included within Matrix's operating income in the first quarter of 2017 was $2.2 million of expense related to transaction bonuses paid to the Matrix management team, $0.8 million of other transaction related expenses, and $0.5 million of management fees paid to Matrix shareholders.

Matrix net loss was $8.5 million for the first quarter of 2018, compared to $1.9 million for the first quarter of 2017. Matrix's net loss in the first quarter of 2018 includes $6.0 million of interest expense related to the acceleration of deferred financing fees triggered by the refinancing of Matrix's debt in relation to the HealthFair acquisition. Matrix’s Adjusted EBITDA was $13.5 million, or 20.0% of revenue, for the first quarter of 2018, compared to $12.5 million, or 22.4% of revenue, in the first quarter of 2017.

The positive year-over-year revenue growth for the first quarter of 2018 was related to the acquisition of HealthFair, which contributed approximately 50% of the increase in revenue as well as increased in-home visit volumes within Matrix’s legacy operations, partially offset by lower pricing. The year-over-year decline in Adjusted EBITDA as a percentage of revenue was primarily due to the timing of new contract startup costs at HealthFair and lower pricing.

As of March 31, 2018, Matrix had cash of $19.6 million and $330.0 million of term loan debt outstanding under its credit facility, which was entered into in February 2018 in conjunction with the HealthFair acquisition. At the end of the quarter, Providence's ownership interest in Matrix was 43.6%.

Investor Presentation and Conference Call

Providence will hold a conference call to discuss its financial results on Thursday, May 10, 2018 at 8:00 a.m. ET. An investor presentation has been prepared to accompany the conference call and can be found on the Company’s website (investor.prscholdings.com.). To access the call, please dial:

US toll-free: 1 (844) 244 3865
International: 1 (518) 444 0681
Passcode: 6043738

Replay (available until May 17, 2018):
US toll-free: 1 (855) 859 2056
International: 1 (404) 537 3406
Passcode: 6043738

You may also access the conference call via webcast at investor.prscholdings.com, where the call also will be archived.

About Providence

The Providence Service Corporation owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States and workforce development services internationally. For more information, please visit prscholdings.com.

Non-GAAP Financial Measures and Adjustments

In addition to the financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release includes EBITDA, Adjusted EBITDA and Segment-level Adjusted EBITDA for the Company and its operating segments, and Adjusted Net Income and Adjusted EPS for the Company, which are performance measures that are not recognized under GAAP. EBITDA is defined as income (loss) from continuing operations, net of taxes, before: (1) interest expense, net, (2) provision (benefit) for income taxes and (3) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before certain items, including (as applicable): (1) restructuring and related charges, including costs related to our corporate reorganization, (2) foreign currency transactions, (3) equity in net earnings or losses of investees, (4) certain litigation related expenses or settlement income, (5) gain or loss on sale of equity investments, (6) management fees and (7) certain transaction and related costs. Segment-level Adjusted EBITDA is calculated as Adjusted EBITDA for the company excluding the Adjusted EBITDA associated with corporate and holding company costs reported as our Corporate and Other Segment. Adjusted Net Income is defined as income (loss) from continuing operations, net of tax, before certain items, including (1) restructuring and related charges, (2) foreign currency transactions, (3) equity in net earnings or losses of investees, (4) certain litigation related expenses or settlement income, (5) intangible amortization expense, (6) gain or loss on sale of equity investments, (7) the non-recurring impact of the Tax Cuts and Jobs Act, (8) excess tax charges associated with long term incentive plans, (9) the impact of adjustments on noncontrolling interests, (10) transaction and related costs and (11) the income tax impact of such adjustments. Adjusted EPS is calculated as Adjusted Net Income less (as applicable): (1) dividends on convertible preferred stock, (2) accretion of convertible preferred stock discount, and (3) income allocated to participating stockholders, divided by the diluted weighted-average number of common shares outstanding. We utilize these non-GAAP performance measures, which exclude certain expenses and amounts, because we believe the timing of such expenses is unpredictable and not driven by our core operating results, and therefore render comparisons with prior periods as well as with other companies in our industry less meaningful. We believe such measures allow investors to gain a better understanding of the factors and trends affecting the ongoing operations of our business. We consider our core operations to be the ongoing activities to provide services from which we earn revenue, including direct operating costs and indirect costs to support these activities. In addition, our net earnings in equity investees are excluded from these measures, as we do not have the ability to manage these ventures, allocate resources within the ventures, or directly control their operations or performance.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies, and exclude expenses that may have a material impact on our reported financial results. The presentation of non-GAAP financial information is not meant to be considered in isolation from or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. We urge you to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate our business.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of healthcare reform law, government budget changes and legislation related to the services that we provide, our ability to renew or replace existing contracts that have expired or are scheduled to expire with significant clients, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
Laurence Orton – Interim CAO & SVP Finance
(203) 307-2800
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Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Statements of Income
(in thousands except share and per share data)

	Three months ended March 31,
	2018	2017

Service revenue, net	$406,046	$399,494

Operating expenses:
Service expense	371,235	369,410
General and administrative expense	18,413	17,027
Depreciation and amortization	6,798	6,269
Total operating expenses	396,446	392,706
Operating income (loss)	9,600	6,788

Other expenses:
Interest expense, net	326	352
Equity in net (gain) loss of investees	2,321	2,060
Loss (gain) on foreign currency transactions	(623)	(62)
Income (loss) from continuing operations before income taxes	7,576	4,438
Provision (benefit) for income taxes	1,842	2,523
Income (loss) from continuing operations, net of tax	5,734	1,915
Discontinued operations, net of tax	(8)	(5,866)
Net income (loss)	5,726	(3,951)
Net loss (income) attributable to noncontrolling interests	(296)	(374)
Net income (loss) attributable to Providence	$5,430	$(4,325)

Net income (loss) available to common
stockholders	$3,762	$(5,473)

Basic earnings (loss) per common share:
Continuing operations	$0.29	$0.03
Discontinued operations	—	(0.43)
Basic earnings (loss) per common share	$0.29	$(0.40)

Diluted earnings (loss) per common share:
Continuing operations	$0.29	$0.03
Discontinued operations	—	(0.43)
Diluted earnings (loss) per common share	$0.29	$(0.40)

Weighted-average number of common
shares outstanding:
Basic	13,105,965	13,704,272
Diluted	13,199,440	13,768,524

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Providence Service Corporation

The Providence Service Corporation
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,229	$95,310
Accounts receivable, net of allowance	173,176	158,926
Other current assets (1)	58,785	42,093
Total current assets	318,190	296,329
Property and equipment, net	50,447	50,377
Goodwill and intangible assets, net	165,502	165,607
Equity investments	166,276	169,912
Other long-term assets (2)	19,828	21,865
Total assets	$720,243	$704,090

Liabilities, redeemable convertible preferred stock and stockholders' equity
Current liabilities:
Current portion of long-term obligations	$1,712	$2,400
Other current liabilities (3)	258,084	224,530
Total current liabilities	259,796	226,930
Long-term obligations, less current portion	644	584
Other long-term liabilities (4)	61,203	63,013
Total liabilities	321,643	290,527

Mezzanine and stockholder's equity
Convertible preferred stock, net	77,546	77,546
Stockholders' equity	321,054	336,017
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$720,243	$704,090

(1) Comprised of other receivables, restricted cash and prepaid expenses and other.
(2) Comprised of restricted cash, less current portion, deferred tax assets and other assets.
(3) Comprised of accounts payable, accrued expenses, accrued transportation costs, deferred revenue and reinsurance and related liability reserves.
(4) Includes deferred tax liabilities and other long-term liabilities.

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Providence Service Corporation

The Providence Service Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands) (1)

	Three months ended March 31,
	2018	2017
Operating activities
Net income	$5,726	$(3,951)
Depreciation and amortization	6,798	6,269
Stock-based compensation	933	1,466
Equity in net (gain) loss of investees	2,321	2,060
Other non-cash credits	(876)	(2,483)
Changes in working capital	10,716	32,837
Net cash provided by operating activities	25,618	36,198
Investing activities
Purchase of property and equipment	(4,987)	(5,738)
Equity investments/loan to joint venture	—	(566)
Other investing activities	—	(3)
Net cash provided by investing activities	(4,987)	(6,307)
Financing activities
Preferred stock dividends	(1,089)	(1,090)
Repurchase of common stock, for treasury	(37,167)	(18,753)
Other financing activities	7,997	(571)
Net cash used in financing activities	(30,259)	(20,414)
Effect of exchange rate changes on cash	115	548
Net change in cash and cash equivalents	(9,513)	10,025
Cash, cash equivalents and restricted cash at beginning of period	101,606	86,392
Cash, cash equivalents and restricted cash at end of period (2)	$92,093	$96,417
(1) Includes both continuing and discontinued operations.
(2) Includes restricted cash of $5,864 at 31 March 2018 and $13,535 at 31 March 2017

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands)
(Unaudited)

	Three months ended March 31, 2018
	NET Services	WD Services	Total Segment-Level	Matrix Investment	Corporate and Other	Total Continuing Operations

Service revenue, net	$336,696	$69,350	$406,046	$—	$—	$406,046

Operating expenses:
Service expense	310,701	60,534	371,235	—	—	371,235
General and administrative expense	2,937	7,613	10,550	—	7,863	18,413
Depreciation and amortization	3,494	3,218	6,712	—	86	6,798
Total operating expenses	317,132	71,365	388,497	—	7,949	396,446

Operating income (loss)	19,564	(2,015)	17,549	—	(7,949)	9,600

Other expenses:
Interest expense, net	18	369	387	—	(61)	326
Equity in net (gain) loss of investees	—	(23)	(23)	2,344	—	2,321
Loss (gain) on foreign currency
transactions	—	(623)	(623)	—	—	(623)
Income (loss) from continuing
operations, before income tax	19,546	(1,738)	17,808	(2,344)	(7,888)	7,576
Provision (benefit) for income taxes	5,020	(138)	4,882	(518)	(2,522)	1,842
Income (loss) from continuing operations, net of taxes	14,526	(1,600)	12,926	(1,826)	(5,366)	5,734

Interest expense, net	18	369	387	—	(61)	326
Provision (benefit) for income taxes	5,020	(138)	4,882	(518)	(2,522)	1,842
Depreciation and amortization	3,494	3,218	6,712	—	86	6,798

EBITDA	23,058	1,849	24,907	(2,344)	(7,863)	14,700

Restructuring and related charges (1)	823	1,617	2,440	—	448	2,888
Equity in net (gain) loss of investees	—	(23)	(23)	2,344	—	2,321
Loss (gain) on foreign currency transactions	—	(623)	(623)	—	—	(623)

Adjusted EBITDA	$23,881	$2,820	$26,701	$—	$(7,415)	$19,286
(1) Restructuring and related charges include redundancy program costs of $1,360 and property related costs of $257 for WD Services, value enhancement initiative implementation costs of $823 for NET Services and organizational consolidation costs of $448 within Corporate and Other.

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Information and Adjusted EBITDA
(in thousands) (Unaudited)

	Three months ended March 31, 2017
	NET Services	WD Services	Total Segment-Level	Matrix Investment	Corporate and Other	Total Continuing Operations

Service revenue, net	$324,034	$75,460	$399,494	$—	$—	$399,494

Operating expenses:
Service expense	306,192	63,203	369,395	—	15	369,410
General and administrative expense	2,891	7,044	9,935	—	7,092	17,027
Depreciation and amortization	3,151	3,040	6,191	—	78	6,269
Total operating expenses	312,234	73,287	385,521	—	7,185	392,706

Operating income (loss)	11,800	2,173	13,973	—	(7,185)	6,788

Other expenses:
Interest expense, net	11	267	278	—	74	352
Equity in net (gain) loss of investees	—	1,400	1,400	660	—	2,060
Loss (gain) on foreign currency
transactions	—	(62)	(62)	—	—	(62)
Income (loss) from continuing
operations, before income tax	11,789	568	12,357	(660)	(7,259)	4,438
Provision (benefit) for income taxes	4,621	805	5,426	(249)	(2,654)	2,523
Income (loss) from continuing operations, net of taxes	7,168	(237)	6,931	(411)	(4,605)	1,915

Interest expense, net	11	267	278	—	74	352
Provision (benefit) for income taxes	4,621	805	5,426	(249)	(2,654)	2,523
Depreciation and amortization	3,151	3,040	6,191	—	78	6,269

EBITDA	14,951	3,875	18,826	(660)	(7,107)	11,059

Restructuring and related charges (1)	1,299	1,056	2,355	—	—	2,355
Equity in net (gain) loss of investees	—	1,400	1,400	660	—	2,060
Loss (gain) on foreign currency transactions	—	(62)	(62)	—	—	(62)
Litigation expense (2)	—	—	—	—	143	143

Adjusted EBITDA	$16,250	$6,269	$22,519	$—	$(6,964)	$15,555
(1) Restructuring and related charges include redundancy program costs of $553, other severance costs of $182 and value enhancement implementation costs of $321 within WD Services and $199 of former CEO departure costs and value enhancement implementation initiative costs of $1,100 for NET Services.
(2) Litigation expense related to defense cost for a putative stockholder class action derivative complaint, which is more fully described in the Company's Form 10-K.
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Providence Service Corporation

The Providence Service Corporation
Summary Financial Information of Equity Investments (1)
(in thousands)
(Unaudited)

	Three months ended March 31, 2018
	Matrix Investment	Mission Providence	Other	Total
Revenue	$67,429	$—	$864	$68,293
Operating expense (2)	59,166	—	805	59,971
Depreciation and amortization	9,052	—	8	9,060
Operating income (loss)	(789)	—	51	(738)

Other expense (income)	—	—	(12)	(12)
Interest expense (6)	10,343	—	—	10,343
Provision (benefit) for income taxes	(2,614)	—	16	(2,598)
Net income (loss)	(8,518)	—	47	(8,471)

Interest	43.6%	75.0%	50.0%	N/A
Net income (loss) - Equity Investment	(3,716)	—	23	(3,693)
Management fee and other (3)	1,372	—	—	1,372
Equity in net gain (loss) of investee	$(2,344)	$—	$23	$(2,321)

Net Debt (4)	310,384

	Three months ended March 31, 2017
	Matrix Investment	Mission Providence	Other	Total
Revenue	$55,855	$9,388	$425	$65,668
Operating expense (2)	46,814	10,190	445	57,449
Depreciation and amortization	8,033	1,003	2	9,038
Operating income (loss)	1,008	(1,805)	(22)	(819)

Other expense (income)	—	2	(11)	(9)
Interest expense	3,607	53	—	3,660
Provision (benefit) for income taxes	(742)	1	(3)	(744)
Net income (loss)	(1,857)	(1,861)	(8)	(3,726)

Interest	46.8%	75.0%	50.0%	N/A
Net income (loss) - Equity Investment	(869)	(1,396)	(4)	(2,269)
Management fee and other (5)	209	—	—	209
Equity in net gain (loss) of investee	$(660)	$(1,396)	$(4)	$(2,060)
(1) The results of equity method investments are excluded from the calculation of Providence's Adjusted EBITDA and Adjusted Net Income.
(2) Excludes depreciation and amortization.
(3) Includes amounts relating to management fees due from Matrix to Providence of $1,432 less Providence share-based compensation expense of $60.
(4) Represents cash of $19,616 and debt of $330,000 on Matrix's standalone balance sheet as of March 31, 2018.
(5) Includes amounts relating to management fees due from Matrix to Providence of $236 less Providence share-based compensation expense of $27.
(6) Includes $6.0 million of expense related to the acceleration of deferred financing fees upon debt refinancing
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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA: Matrix Medical Network (1)(2)(5)
(in thousands) (Unaudited)

	Three months ended March 31,
	2018	2017
Revenue	$67,429	$55,855
Operating expense (3)	59,166	46,814
Depreciation and amortization	9,052	8,033
Operating income (loss)	(789)	1,008

Interest expense	10,343	3,607
Provision (benefit) for income taxes	(2,614)	(742)
Net income	(8,518)	(1,857)

Depreciation and amortization	9,052	8,033
Interest expense	10,343	3,607
Provision (benefit) for income taxes	(2,614)	(742)
EBITDA	8,263	9,041
Matrix management transaction bonuses	—	2,163
Management fees (4)	3,057	503
Acquisition costs	2,169	—
Transaction costs	6	831
Adjusted EBITDA	$13,495	$12,538

(1) Matrix's Adjusted EBITDA is not included within Providence's Adjusted EBITDA in any period presented.
(2) Providence accounts for its proportionate share of Matrix's results using the equity method.
(3) Excludes depreciation and amortization.
(4) Management fees in Q1 2018 include fees earned in association with the acquisition of HealthFair.
(5) 2018 includes the results of HealthFair since the date of acquisition

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Providence Service Corporation

The Providence Service Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Net Income per Common Share:
(in thousands, except share and per share data)
(Unaudited)

	Three months ended March 31,
	2018	2017

Income from continuing operations, net of tax	$5,734	$1,915
Net loss (income) attributable to noncontrolling interests	(296)	(374)

Restructuring and related charges (1)	2,888	2,355
Equity in net (gain) loss of investees	2,321	2,060
Loss (gain) on foreign currency transactions	(623)	(62)
Intangible amortization expense	2,070	1,963
Litigation (income) expense, net (2)	—	143
Impact of adjustments on noncontrolling interests	2	(18)
Tax effected impact of adjustments	(1,417)	(1,370)

Adjusted Net Income	10,679	6,612

Dividends on convertible preferred stock	(1,089)	(1,090)
Income allocated to participating securities	(1,278)	(708)

Adjusted Net Income available to common stockholders	$8,312	$4,814

Adjusted EPS	$0.63	$0.35

Diluted weighted-average number of common shares outstanding	13,199,440	13,768,524

(1) Restructuring and related charges are comprised of employee separation costs, severance and other costs related to the former CEO of Providence, NET Services chief executive officer search fees, as well as third-party consulting and implementation costs related to WD Services' Ingeus Futures initiative and NET Services' LogistiCare Member Experience initiative and costs related to the consolidation of the holding company activities into LogistiCare. See the above Segment Information and Adjusted EBITDA tables for a detailed breakdown of the restructuring and related charges for each time period presented.
(2) Income or expense related to defense cost and final settlement for a putative stockholder class action derivative complaint, which is more fully described in the Company's Form 10-K.

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Providence Service Corporation

The Providence Service Corporation
Segment-Level Impact of ASC 606 Adoption
(in thousand)
(Unaudited)

The following table summarizes the impact that the adoption of ASC 606, Revenue from Contracts with Customers, had on the Company's Q1 2018 results;

		Three Months Ended March 31, 2018			Three Months Ended March 31, 2017 (1)
Segment	Caption	Historical US GAAP	ASC 606 Adjustment	As Reported	As Reported
NET Services (2)	Revenue	$340,633	$(3,937)	$336,696	$324,034
	Adjusted EBITDA	23,881	—	23,881	16,250

WD Services (3)	Revenue	74,715	(5,365)	69,350	75,460
	Adjusted EBITDA	6,272	(3,452)	2,820	6,269

Corporate and Other	Revenue	—	—	—	—
	Adjusted EBITDA	(7,415)	—	(7,415)	(6,964)

Total Continuing Operations	Revenue	$415,348	$(9,302)	$406,046	$399,494
	Adjusted EBITDA	22,738	(3,452)	19,286	15,555
		5.5%		4.7%	3.9%

(1) The company adopted ASC 606 using the modified retrospective method resulting in an opening retained earnings adjustment of $5.7 million, primarily related to the acceleration of revenue for the UK Work Program. Prior periods are not adjusted for the new revenue standard.
(2) NET Services Q1 2018 revenue was impacted by a change to recognize revenue for one contract on a net basis. There is no margin impact for this adjustment
(3) WD Services Q1 2018 revenue was primarily impacted by the acceleration of revenue under the UK Work Programme, including the amount of revenue captured in the opening balance sheet adjustment, as well as the deferral of revenue for the Youth Services program which will be recognized as the courses are delivered in the summer and fall of 2018. Adjustment is also made for direct costs associated with the revenue adjustments.

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